Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Michael T. Prior
Wednesday February 25, 2015		Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network, Inc. Reports

Fourth Quarter and Full Year 2014 Results

Fourth Quarter 2014 Highlights:

•                  Revenues increased 15% to $88.5 million

•                  Adjusted EBITDA(1) was $35.7 million, up 26%

•                  Operating Income, exclusive of transaction-related charges of $2.6 million, was $22.2 million,up 38%

•                  Net Income attributable to ATN’s stockholders was $12.6 million, or $0.79 per diluted share

Full Year 2014 Highlights:

•                  Revenues increased 15% to $336.3 million

•                  Adjusted EBITDA(1) was $139.8 million, up 22%

•                  Operating income, exclusive of transaction-related charges of $3.0 million, was $88.5 million, up 33%

•                  Net income attributable to ATN’s stockholders was $48.2 million, or $3.01 per diluted share

•                  Net cash provided by operating activities was $82.0 million

•                  Cash position at year-end was $371.4 million

Entered Distributed Solar Energy Market with Fourth Quarter Acquisition of 46MW of Producing Projects

Beverly, MA (February 25, 2015) — Atlantic Tele-Network, Inc. (NASDAQ: ATNI), today reported results for the fourth quarter and year ended December 31, 2014. Unless otherwise indicated, the discussion of the Company’s results is focused on its continuing operations, and comparisons are to the same period in the prior year. Results for all periods presented reflect classification of the Company’s U.S. retail wireless business operated under the “Alltel” name as discontinued operations as a result of the completion of the Company’s sale of this business to AT&T Mobility LLC on September 20, 2013.

Fourth Quarter 2014 Results

“This was another very strong quarter for ATN, led by more double-digit growth in our domestic wireless business,” said Michael Prior, Chief Executive Officer. “Growth in data volumes, which more than doubled overall, continued to be driven by the capital investments we have made over the last two years to expand the number of sites and upgrade our technologies.  We have spent over $68.0 million on U.S. wireless network expansion and improvements over that time frame and we are pleased with the resulting growth. This strong performance in our largest business more than offset flat year-on-year results in our international wireless and U.S. wireline businesses, where growth in U.S. fiber network sales and broadband in Guyana was balanced by stable Bermuda wireless results and declines in legacy voice-related revenue across most of our operations and markets, particularly in the wireline segments.

“Late in the fourth quarter, we announced ATN’s entrance into the distributed generation solar power market through an acquisition that provides growth potential as well as the opportunity to generate attractive returns for investors. Similar to our initial investments in wholesale wireless and fiber operations, Ahana Renewables represents a high quality infrastructure-based business with solid cash flows from long-term Power Purchase Agreements (PPAs) with high-credit quality counterparties and offers the potential for expansion through additional investments or acquisition opportunities.”

Fourth quarter revenues were $88.5 million, 15% above the $77.0 million reported for the fourth quarter of 2013.  Adjusted EBITDA(1) for the 2014 fourth quarter was $35.7 million, a 26% increase over the $28.3 million reported for the 2013 fourth quarter. Operating income was $19.6 million, up 22% compared to last year’s $16.1 million.  Net income from continuing operations attributable to ATN’s stockholders was $11.5 million or $0.72 per diluted share, compared to $16.2 million, or $1.02 per diluted share, for the fourth quarter of 2013. The net income comparison was impacted by some significant one-time items. Net income from continuing operations for the fourth quarter of 2013 included an income tax benefit of approximately $8.4 million and net income for the fourth quarter of 2014 was inclusive of $2.6 million in transaction-related charges mostly incurred with the distributed generation solar power operations acquired in December 2014.

Full Year 2014 Financial Results and Outlook

Commenting on full year results, Mr. Prior stated, “We expanded our U.S. wireless network coverage by over 25% in 2014. ATN now has a significant network presence in the western United States and owns and operates wireless network assets in eleven total states. There are good opportunities to continue to earn solid returns on our investments in this segment, and we anticipate a level of capital spending in 2015 in domestic wireless that is similar to that of 2014.”

Full year revenues were $336.3 million, 15% above the $292.8 million reported for the same period in 2013.  Adjusted EBITDA was $139.8 million, up 22% from $114.5 million in the prior year period; operating income increased 34% to $85.6 million; and net income from continuing operations attributable to ATN’s stockholders was $47.0 million, or $2.94 per diluted share, as compared with the same period in 2013 of $1.83 per diluted share. 2014 is inclusive of $3.0 million in transaction-related charges.  2013 is inclusive of $2.7 million in transaction-related charges, as well as $10.1 million of interest rate swap contract termination charges and the write-off of deferred financing costs related to the pre-payment of the Company’s long term debt under its credit facility.

“In the 2015 first quarter, we expect to finalize a new, long-term contract with a major carrier offering a significant reduction in the rates we charge and other enhanced features to ensure we are able to

(1)  See Table 4 for reconciliation of Net Income to Adjusted EBITDA.

continue to deliver an attractive value proposition to our major customers, while earning reasonable risk-adjusted returns on our extensive capital investments. This reduced contract pricing is expected to lead to a decline in U.S. wireless revenues, beginning in the second quarter of 2015, which will be partially offset by expanded network capabilities, reach and capacity. We believe that this new model is much lower risk in that the extended term and reduced pricing create a long-lived shared infrastructure solution that increases the ultimate value of our wholesale business.

“In addition to expanding and upgrading our U.S wireless business in 2015, we are also making network investments to add to the capabilities of our other telecommunications businesses, including expansion of our fiber networks and expansions and upgrades to some of our international wireless networks. Also, we expect to make further investments in our new renewables business in 2015, where we are evaluating opportunities to expand upon the Ahana Renewables acquisition by developing or acquiring new revenue-producing projects.  Excluding the effect of any such investments, we expect this business to produce revenues of approximately $19-$22 million in 2015 and EBITDA margins of 70% to 75%.  At year-end, our balance sheet remained strong with over $371 million of cash and a significant amount of borrowing capacity, and we continue to look at ways to put these resources to work in 2015 and over the long term.”

Fourth Quarter 2014 Operating Highlights

U.S. Wireless

U.S. wireless revenues primarily consist of voice and data revenues from the Company’s wholesale roaming operations.  Total revenues from the U.S. wireless business were $43.3 million in the fourth quarter of 2014, an increase of 57% from the $27.6 million reported in the fourth quarter of 2013.  This strong revenue performance was driven by increased data traffic across the Company’s expanded domestic wireless network.  Data revenues accounted for 71% of U.S. wireless revenues in the 2014 fourth quarter compared to 61% in the similar year-ago period.  The Company ended the fourth quarter with 764 domestic base stations in service compared to 598 at the end of last year’s fourth quarter.

International Wireless

International wireless revenues include retail and wholesale voice and data wireless revenues from international operations in Bermuda and the Caribbean. International wireless revenues were $21.5 million, a decrease of 15% from the $25.3 million reported in the fourth quarter of 2013, as a result of market share losses in Guyana and lower wholesale roaming revenues in many of our Island properties resulting from anticipated rate declines.  Guyana wireless operation’s revenues, while flat on a sequential basis, were below the similar year-ago period as a result of a one-time benefit last year.  We continue to expect retail revenues to continue to grow but wholesale revenues to decline in our international markets over time.

Wireline

Wireline revenues are generated by the Company’s wireline operations in Guyana, including international telephone calls into and out of that country, by its integrated voice and data and wholesale transport operations in New England and New York State, and by its U.S. based wholesale long-distance voice services.  Wireline revenues were $20.9 million, down 3% from $21.6 million in the fourth quarter of 2013 resulting from decreases in U.S. wholesale transport revenue following the sale of our Alltel business and a decrease in voice traffic in Guyana offset in part by an increase in broadband revenue and subscribers and the growth of domestic “on network” fiber related revenues to enterprise and carrier customers.

Reportable Operating Segments

The Company has five reportable segments: (i) U.S. Wireless; (ii) International Integrated Telephony, which operates in Guyana; (iii) Island Wireless, which generates its revenues and has its assets located in Bermuda and the Caribbean (including the U.S. Virgin Islands), (iv) U.S. Wireline; and (v) Renewable Energy, which provides distributed generation solar power to corporate, utility and municipal customers in the United States.  Financial data on our reportable operating segments for the three months ended December 31, 2014 and 2013 are as follows (in thousands):

For the three months ended December 31, 2014:

	U.S. Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Renewable Energy (2)	Reconciling Items (3)	Total

Total Revenue	$43,319	$21,906	$16,720	$6,117	$449	$—	$88,511
Adjusted EBITDA	29,295	8,631	3,698	49	384	(6,395)	35,662
Operating Income (Loss)	25,362	4,334	837	(1,157)	(2,218)	(7,596)	19,562

For the three months ended December 31, 2013:

	U.S. Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Renewable Energy (2)	Reconciling Items (3)	Total

Total Revenue	$27,638	$25,473	$17,352	$6,565	N/A	$—	$77,028
Adjusted EBITDA	16,584	12,565	3,983	641	N/A	(5,453)	28,320
Operating Income (Loss)	12,978	8,066	1,384	(289)	N/A	(6,076)	16,063

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents at December 31, 2014 were $322.2 million.  In addition, the Company holds $49.2 million of restricted cash, of which $39.0 is related to proceeds from the sale of Alltel in an indemnity escrow account as of December 31, 2014, $9.9 million is related to our recent solar acquisition and $0.3 million is related to security deposits.  Net cash provided by operating activities of continuing operations was $86.7 million for the full year of 2014, compared to net cash used in operating activities of continuing operations of $131.4 million in 2013.  Cash used to acquire the solar business in 2014 was $54.4 million.  Capital expenditures were $58.3 million in 2014, and the Company expects full year 2015 telecom capital expenditures in the range of $65.0 million to $75.0 million, which includes the network expansions noted above. Capital expenditures in the Renewable Energy segment are more difficult to project, but for planning purposes, the Company currently estimates investments of approximately $30.0 million in this sector in 2015.

Conference Call Information

Atlantic Tele-Network will host a conference call on Thursday, February 26, 2015 at 9:30 a.m. Eastern Time (ET) to discuss its 2014 fourth quarter results. The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are

(2)  Reflects results of operations from the date of acquisition, December 24, 2014, to December 31, 2014.

(3) Reconciling items are comprised of corporate general and administrative costs and transaction-related charges

US/Canada: (877) 734-4582 and International: (678) 905-9376, conference ID 88457555. A replay of the call will be available at ir.atni.com beginning at 1:00 p.m. (ET) on Thursday, February 26, 2015.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (Nasdaq:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean and owns and operates solar power systems in select locations in the United States. Through our operating subsidiaries, we (i) provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, local exchange services and broadband internet services, (ii) provide distributed solar electric power to corporate, utility and municipal customers and (iii) are the owner and operator of terrestrial and submarine fiber optic transport systems. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations; the competitive environment in our key markets, demand for our services and industry trends; the outcome of regulatory matters; the pace of our network expansion and improvement, including our level of estimated future capital expenditures and our realization of the benefits of these investments; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1)  the general performance of our operations, including operating margins, revenues, and the future growth and retention of our subscriber base and consumer demand for solar power; (2) government regulation of our businesses, which may impact our FCC and other telecommunications licenses or our renewables business; (3) economic, political and other risks facing our foreign operations; (4) our ability to maintain favorable roaming arrangements; (5) our ability to efficiently and cost-effectively upgrade our networks and IT platforms to address rapid and significant technological changes in the telecommunications industry; (6) the loss of or our inability to recruit skilled personnel in our various jurisdictions, including key members of management; (7) our ability to find investment or acquisition or disposition opportunities that fit our strategic goals for the Company; (8) increased competition; (9) our ability to operate in the solar industry; (10) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (11) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (12) the occurrence of weather events and natural catastrophes; (13) our continued access to capital and credit markets; and (14) our ability to realize the value that we believe exists in our businesses. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 17, 2014 and the other reports we file from time to time with the SEC, including our Quarterly Report on Form 10-Q filed with the SEC on November 11, 2014. The Company undertakes no obligation and has no intention to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP financial measures. Specifically, ATN has presented an Adjusted EBITDA measure. Adjusted EBITDA is defined as net income attributable to ATN stockholders before income from discontinued operations, gain on disposal of discontinued operations, interest, taxes, depreciation and amortization, transaction-related charges, gain on disposition of long-lived assets, other income or expense, unrealized loss on interest rate swap contracts and net income attributable to non-controlling interests. The Company believes that the inclusion of this non-GAAP financial measure helps investors to gain a meaningful understanding of the Company’s core operating results and enhances comparing such performance with prior periods. ATN’s management uses this non-GAAP measure, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measure included in this news release is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of the non-GAAP financial measure used in this news release to the most directly comparable GAAP financial measure is set forth in the text of, and the accompanying tables to, this press release.

Table 1

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	December 31,	December 31,
	2014	2013
Assets:
Cash and cash equivalents	$322,216	$356,607
Restricted cash	43,703	39,000
Assets of discontinued operations	175	4,748
Other current assets	82,786	71,648

Total current assets	448,880	472,003

Long-term restricted cash	5,475	39,000
Property, plant and equipment, net	369,582	254,632
Goodwill and other intangible assets, net	91,080	86,988
Other assets	7,519	7,096

Total assets	$922,536	$859,719

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$6,083	$—
Income taxes payable	5,667	36,081
Liabilities of discontinued operations	1,247	11,187
Other current liabilities	91,072	73,805

Total current liabilities	104,069	121,073

Long-term debt, net of current portion	32,794	—
Deferred income taxes	27,872	26,007
Other liabilities	19,619	12,784

Total liabilities	184,354	159,864

Total Atlantic Tele-Network, Inc.’s stockholders’ equity	677,222	643,330
Non-controlling interests	60,960	56,525

Total equity	738,182	699,855

Total liabilities and stockholders’ equity	$922,536	$859,719

Table 2

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013 (a)	2014	2013 (a)
Revenues:
U.S. wireless	$42,887	$27,333	$153,040	$107,930
International wireless	21,522	25,270	88,650	91,432
Wireline	20,941	21,640	85,284	84,585
Equipment and other	3,161	2,785	9,373	8,888
Total revenue	88,511	77,028	336,347	292,835

Operating expenses:
Termination and access fees	16,067	14,979	64,177	55,747
Engineering and operations	11,330	10,555	40,269	38,904
Sales, marketing and customer service	5,554	4,111	20,994	17,757
Equipment expense	4,393	4,826	13,290	12,876
General and administrative	15,505	14,237	57,848	53,093
Transaction-related charges	2,618	38	2,959	2,712
Depreciation and amortization	13,482	12,219	51,234	48,737
Impairment of intangible assets	—	—	—	—
Gain on disposal of long-lived assets	—	—	—	(1,076)
Total operating expenses	68,949	60,965	250,771	228,750

Operating income	19,562	16,063	85,576	64,085

Other income (expense):
Interest income (expense), net	(200)	193	(420)	(11,933)
Gain (loss) on interest rate swap contracts	—	267	—	(5,408)
Other income (expense)	710	(74)	1,012	(271)
Other income (expense), net	510	386	592	(17,612)

Income from continuing operations before income taxes	20,072	16,449	86,168	46,473
Income tax expense (benefit)	5,688	(1,758)	28,148	9,536

Income from continuing operations	14,384	18,207	58,020	36,937

Income from discontinued operations, net of tax	—	—	—	5,166
Gain on disposal of discontinued operations, net of tax	1,102	1,905	1,102	307,102

Net income	15,486	20,112	59,122	349,205

Net income attributable to non-controlling interests, net of tax:
Continuing operations	(2,854)	(2,055)	(10,970)	(7,989)
Discontinued operations	—	—	—	(601)
Disposal of discontinued operations	—	(200)	—	(28,899)
Net income attributable to non-controlling interests, net	(2,854)	(2,255)	(10,970)	(37,489)

Net income attributable to Atlantic Tele-Network, Inc. stockholders	$12,632	$17,857	$48,152	$311,716

Basic net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholders:
Income from continuing operations	$0.72	$1.02	$2.96	$1.84
Income from discontinued operations	—	—	—	0.29
Gain on disposal of discontinued operations	0.07	0.11	0.07	17.72
Net income	$0.79	$1.13	$3.03	$19.85

Diluted net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholders:
Income from continuing operations	$0.72	$1.02	$2.94	$1.83
Income from discontinued operations	—	—	—	0.29
Gain on disposal of discontinued operations	0.07	0.11	0.07	17.59
Net income	$0.79	$1.13	$3.01	$19.71

Weighted average common shares outstanding:
Basic	15,923	15,783	15,898	15,704
Diluted	16,049	15,896	16,014	15,817

a)             All previously reported amounts have been reclassified to reflect the Company’s Alltel business as a discontinued operation

Table 3

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Year ended December 31,
	2014	2013

Net income	$59,122	$349,205
Gain on disposal of discontinued operations	(1,102)	(307,102)
Income from discontinued operations	—	(5,166)
Loss on interest rate swap contracts	—	5,408
Depreciation and amortization	51,234	48,737
Gain on disposal of long-lived assets	—	(1,076)
Deferred income taxes	—	53,707
Change in prepaid and accrued income taxes	(18,270)	(301,252)
Change in other operating assets and liabilities	(12,565)	13,957
Other	8,280	12,186

Net cash provided by (used in) operating activities of continuing operations	86,699	(131,396)
Net cash provided by (used in) operating activities of discontinued operations	(4,719)	19,394
Net cash provided by (used in) operating activities	81,980	(112,002)

Capital expenditures	(58,300)	(69,316)
Acquisition of business net of operating cash acquired of $6,571	(54,361)	—
Change in restricted cash	38,707	—
Restricted cash from acquisition of business	(9,884)	—
Proceeds from disposition of long-lived assets	1,371	1,500

Net cash used in investing activities of continuing operations	(82,467)	(67,816)
Net cash provided by investing activities of discontinued operations	—	710,934
Net cash provided by (used in) investing activities	(82,467)	643,118

Principal repayments of term loans	—	(272,137)
Dividends paid on common stock	(17,488)	(12,096)
Distributions to non-controlling interests	(16,331)	(26,155)
Other	(85)	1,592

Net cash used in financing activities of continuing operations	(33,904)	(308,796)
Net cash used in financing activities of discontinued operations	—	(1,678)
Net cash used in financing activities	(33,904)	(310,474)

Effect of foreign currency exchange rates on cash and cash equivalents	—	(682)

Net change in cash and cash equivalents	(34,391)	219,960

Cash and cash equivalents, beginning of period	356,607	136,647

Cash and cash equivalents, end of period	$322,216	$356,607

Cash paid for income taxes	$48,943	$256,819

Table 4

ATLANTIC TELE-NETWORK, INC.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income to Adjusted EBITDA for the Three Months Ended December 31, 2013 and 2014

	Three Months Ended December 31, 2013
	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Renewable Energy	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders							$17,857
Net income attributable to non-controlling interests, net of tax							2,255
Gain on disposal of discontinued operations, net of tax							(1,905)
Income tax benefit							(1,758)
Other expense							74
Gain on interest rate swap contracts							(267)
Interest expense, net							(193)
Operating income (loss)	$12,978	$8,066	$1,384	$(289)	N/A	$(6,076)	$16,063
Depreciation and amortization	3,606	4,499	2,599	930	N/A	585	12,219
Transaction-related charges	—	—	—	—	N/A	38	38
Adjusted EBITDA	$16,584	$12,565	$3,983	$641	N/A	$(5,453)	$28,320

	Three Months Ended December 31, 2014
	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Renewable Energy	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders							$12,632
Net income attributable to non-controlling interests, net of tax							2,854
Gain on disposal of discontinued operations, net of tax							(1,102)
Income tax expense							5,688
Other income							(710)
Interest expense, net							200
Operating income (loss)	$25,362	$4,334	$837	$(1,157)	$(2,218)	$(7,596)	$19,562
Depreciation and amortization	3,933	4,297	2,861	1,206	105	1,080	13,482
Transaction-related charges	—	—	—	—	2,497	121	2,618
Adjusted EBITDA	$29,295	$8,631	$3,698	$49	$384	$(6,395)	$35,662

Reconciliation of Net Income to Adjusted EBITDA for the Years Ended December 31, 2013 and 2014

	Year Ended December 31, 2013
	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Renewable Energy	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders							$311,716
Net income attributable to non-controlling interests, net of tax							37,489
Gain on disposal of discontinued operations, net of tax							(307,102)
Income from discontinued operations, net of tax							(5,166)
Income tax expense							9,536
Other income							271
Loss on interest rate swap contracts							5,408
Interest expense, net							11,933
Operating income (loss)	$54,867	$27,662	$8,610	$(1,076)	N/A	$(25,978)	$64,085
Depreciation and amortization	14,308	17,975	10,305	3,182	N/A	2,967	48,737
Transaction-related charges	—	—	—	—	N/A	2,712	2,712
Gain on disposal of long-lived assets	(1,076)	—	—	—	N/A	—	(1,076)
Adjusted EBITDA	$68,099	$45,637	$18,915	$2,106	N/A	$(20,299)	$114,458

	Year Ended December 31, 2014
	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Renewable Energy	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders							$48,152
Net income attributable to non-controlling interests, net of tax							10,970
Gain on disposal of discontinued operations, net of tax							(1,102)
Income tax expense							28,148
Other income							(1,012)
Interest expense, net							420
Operating income (loss)	$89,187	$19,628	$9,046	$(3,668)	$(2,218)	$(26,399)	$85,576
Depreciation and amortization	14,345	17,408	10,671	4,725	105	3,980	51,234
Transaction-related charges	—	—	—	—	2,497	462	2,959
Adjusted EBITDA	$103,532	$37,036	$19,717	$1,057	$384	$(21,957)	$139,769